Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is entered into as of December 29, 2011, by and among Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., and Rush Truck Centers of Oregon, Inc., each a Delaware corporation and Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Borrowers” and individually a “Borrower”), Rush Enterprises, Inc., a Texas corporation (“Holdings” or the “Borrower Representative”), the Lenders signatory hereto, and General Electric Capital Corporation, a Delaware corporation (“GE Capital”), as Administrative Agent for the Lenders (“Agent”).

RECITALS

A. Borrowers, the other Loan Parties signatory thereto, the Lenders signatory thereto from time to time and Agent are parties to that certain Credit Agreement, dated as of December 31, 2010 (as amended prior to the date hereof, the “Credit Agreement”).

B. Borrowers have requested that Lenders amend the Credit Agreement in certain respects and Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1. Amendment to the Commitment of GE Capital. From the date hereof until 2:00 pm on January 12, 2012 (such period, the “Commitment Increase Period), the Commitment of GE under the Credit Agreement shall be increased by $50,000,000 such that, after giving effect to such increase and until the end of the Commitment Increase Period, the Commitment of GE Capital shall be $350,000,000 and the aggregate Commitments shall be $500,000,000. For the avoidance of doubt, if, at the end of the Commitment Increase Period, the aggregate Credit Exposure exceeds the aggregate Commitments, the Borrowers shall pay to the Administrative Agent an amount equal to such excess as required by Section 2.8(a) of the Credit Agreement.

2. Reallocation of Loans. On the date hereof, GE Capital shall be deemed to have purchased ratably from all other Lenders (the “Other Lenders”), without recourse or warranty, a portion of the Revolving Loans and participations in Swing Loans held by the Other Lenders to the extent necessary such that the Revolving Loans and participations in Swing Loans are held ratably by all Lenders; provided, that to the extent any such purchase of a Revolving Loan would result in payment of breakage costs under Section 2.16 of the Credit Agreement, such purchase shall be made on the last day of the Interest Period applicable to such Revolving Loan. At the end of the Commitment Increase Period, each other Lender shall be deemed to have purchased from GE Capital, without recourse or warranty, a portion of the Revolving Loans and participations in Swing Loans held by GE Capital to the extent necessary such that the Revolving Loans and participations in Swing Loans are held ratably by all Lenders; provided, that to the extent any such purchase of a Revolving Loan would result in payment of breakage costs under Section 2.16 of the Credit Agreement, such purchase shall be made on the last day of the Interest Period applicable to such Revolving Loan.

3. Amendment to Section 1.1. Section 1.1 of the Credit Agreement is amended as follows:

(a) The definitions of “Commitment” and “New Equipment Loan Sublimit” are hereby replaced with the following:

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment” as amended to reflect Assignments, as such amount may be reduced pursuant to this Agreement and as adjusted pursuant to the First Amendment.

“New Equipment Loan Sublimit” means (x) prior to 2:00 pm on January 12, 2012, $500,000,000 minus the amount of any Used Equipment Loans and (y) at or after 2:00 pm on January 12, 2012, $450,000,000 minus the amount of any Used Equipment Loans.

(b) The following new defined term is hereby inserted in appropriate alphabetical order:

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of December 29, 2011, among the Borrowers, Borrower Representative, Administrative Agent and the Lenders party thereto.

B. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until Agent shall have received payment of all fees and expenses of Agent and Lenders and the following documents, each of which shall be in form and substance satisfactory to Agent:

(a) duly executed signature pages to this Amendment from the Required Lenders, Borrowers, Agent and each Loan Party;

(b) duly executed favorable opinions of Fulbright & Jaworski L.L.P., counsel to the Loan Parties, addressed to the Agent and the Lenders and addressing such matters as the Agent may reasonably request;

(c) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates); and

(d) a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (i) the names and signatures of each officer of such Loan Party authorized to execute and deliver this Amendment, (ii) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (c) above, that there have been no changes from such Constituent Document so delivered) and (iii) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to Lenders and Agent that:

1. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite corporate or limited partnership power, as applicable, and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance in all material respects with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect. The Borrowers are engaged in the business of selling Inventory at retail.

2. The execution, delivery and performance by each Loan Party of this Amendment (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other

Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Lien securing the Obligations) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person.

3. This Amendment has been duly executed and delivered to the other parties thereto by each Loan Party party hereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4. Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents, including without limitation the grant of security interest contained in Article 3 of the Credit Agreement, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Holdings consents to the execution and delivery by all Borrowers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of its guarantee of all Obligations with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby. Holdings acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Borrower to the Lenders or any other obligation of any Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Borrower, the guarantee by Holdings of all Obligations (i) is and shall continue to be a primary obligation of Holdings, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of Holdings with respect to the Obligations as amended hereby.

3. [Reserved]

4. Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. Borrowers agree to pay on demand all costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS:

RUSH TRUCK CENTERS OF ALABAMA, INC.

RUSH TRUCK CENTERS OF ARIZONA, INC.

RUSH TRUCK CENTERS OF CALIFORNIA, INC.

RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF FLORIDA, INC.

RUSH TRUCK CENTERS OF GEORGIA, INC.

RUSH TRUCK CENTERS OF NEW MEXICO, INC.

RUSH TRUCK CENTERS OF OKLAHOMA, INC.

RUSH TRUCK CENTERS OF TENNESSEE, INC.

RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.

RUSH TRUCK CENTERS OF IDAHO, INC.

RUSH TRUCK CENTERS OF UTAH, INC.

RUSH TRUCK CENTERS OF OREGON, INC.

By:	/s/ W.M. “Rusty” Rush
	Name:	W.M. “Rusty” Rush
	Title:	President of each of the foregoing entities

RUSH TRUCK CENTERS OF TEXAS, L.P.

By:	Rushtex, Inc., a Delaware corporation

By:	/s/ W.M. “Rusty” Rush
	Name:	W.M. “Rusty” Rush
	Title:	President

HOLDINGS: RUSH ENTERPRISES, INC.

By:	/s/ W.M. “Rusty” Rush
	Name:	W.M. “Rusty” Rush
	Title:	President and Chief Executive Officer

GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATIVE AGENT AND LENDER

By:	/s/ C. Daniel Clark
	Name:	C. Daniel Clark
	Title:	General Manager